Exhibit 2.3

ASSET PURCHASE AGREEMENT

DATED AS OF OCTOBER 1, 2011

BY AND AMONG

ASURE SOFTWARE, INC.,

ADI SOFTWARE, LLC

AND

ADI TIME, LLC

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made effective as of the 1st day of October, 2011, by and among Asure Software, Inc., a Delaware corporation (“Parent”), ADI Software, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Purchaser”), and ADI Time, LLC, a Rhode Island limited liability company  (“Seller”).

WITNESSETH:

WHEREAS, Seller provides time and attendance software and management services to small-to-mid-sized businesses and divisions of large enterprises (the “Business”); and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller substantially all the assets and assume certain specified liabilities of the Business, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

SECTION 1.

SALE AND PURCHASE OF ASSETS AND CLOSING

Section 1.1 Sale and Purchase.  On the terms and subject to the conditions of this Agreement, at Closing, Seller hereby agrees to sell, convey, assign, deliver and transfer to Purchaser, to the extent transferable, and Purchaser agrees to purchase from Seller, all of the assets of Seller, tangible or intangible, wherever located, primarily used in the Business, other than the Excluded Assets as defined in Section 1.2 hereunder (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) All cash and cash equivalents;

(b) All machinery and equipment, tools, office equipment, computer equipment, hardware, software and related program documentation, supplies and all other tangible personal property owned by Seller and primarily used in the conduct of the Business, which Purchased Assets shall include, but shall not be limited to, those items set forth on Schedule 1.1(b) attached hereto (“Tangible Personal Property”);

(c) All of Seller’s right and interest in the accounts receivables set forth on Schedule 1.1(c) attached hereto (“Accounts Receivable”);

(d) All customer accounts, including the customers who have transacted business with Seller since January 1, 2005 listed in Schedule 1.1(d) attached hereto, and all claims and rights under any contracts, agreements, commitments with customers and purchase orders (including backlogged orders), written and oral, all customer lists, route books, records, software, computer records and other similar data relating to customer accounts, and rights under bids and proposals now pending (collectively, the “Customer Accounts”);

(e) All inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, materials, testing units, and other inventories, wherever located, which are owned, solely employed by or held for use by Seller in the conduct of the Business, all of which are listed on Schedule 1.1(e);

(f) All Purchased Intellectual Property that is owned by Seller and used in or, in Seller’s belief, necessary for the conduct of the Business as currently conducted

(g) Copies of all books and records (including computer records) of Seller, including books of account, ledgers, general business, financial and accounting records, price lists, sales records, research and development files, strategic plans, personnel records of employees of Seller hired by Purchaser, customer lists, supplier lists, customer complaints, mailing lists, promotional and advertising materials, and research and files relating to the Intellectual Property;

(h) All contracts, leases, deeds, mortgages, licenses, instruments, commitments, undertakings and other agreements, commitments and legally binding arrangements, whether written or oral, including Intellectual Property Licenses, described in Schedule 2.8 (collectively, the “Assigned Contracts”);

(i) All governmental approvals, authorizations, certifications, consents, variances, permissions, licenses and permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets;

(j) All of Seller’s rights under warranties, indemnitees and all similar rights against third parties to the extent related to any Purchased Assets;

(k) All insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(l) All rights to any actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by counterclaim or otherwise; and

(m) The goodwill and going concern value of the Business (the “Goodwill”);

Section 1.2 Excluded Assets.  Under the terms of this Agreement, Purchaser will not purchase from Seller and Seller will retain the assets of Seller not constituting the Purchased Assets (collectively, the “Excluded Assets”), to include without limitation:

(a) The assets, properties and rights specifically set forth on Schedule 1.2(a);

(b) All oral and written contracts, licenses, agreements, commitments, undertakings or other legally binding arrangements that are not disclosed in Schedule 2.8; and

(c) Organizational documents, minute books, member records and tax records.

Section 1.3 Purchase Price.

(a) Subject to the adjustments described in this Section 1.3, the aggregate purchase price (the “Purchase Price”) for the Purchased Assets shall be equal to the sum of the following and shall be paid as follows

(i)           $6,000,000.00, less $95,392 (the “Heldback Amount”), and less the Cash Deficit, if any, which aggregate amount shall be paid in cash (the “Cash Payment”) in the manner set forth in Section 1.3(e) below; plus

(ii)           $1,095,392.00, which shall be paid with a promissory note from the Purchaser (“Holdover Note”) in the form of Exhibit A, of which $1,000,000 shall be available to satisfy any and all claims of the Purchaser Indemnitees that have been determined to be subject to indemnification by Seller pursuant to Section 5.

(b) The “Cash Deficit” shall be equal to the amount by which $250,000 exceeds the Closing Cash.

(c) If total revenues generated solely and directly in connection with the Business for the 12-month period ending on September 30, 2012 (“2012 Business Revenue”), as calculated by Purchaser, exceed the revenue target provided by Purchaser with input from Seller and as set forth on Schedule 1.3(c), then the principal amount of the Holdover Note shall be increased by an amount equal to such excess; provided that in no event shall such amount exceed the Cash Deficit. No later than December 31, 2012, Purchaser shall prepare and deliver to Seller a written statement setting forth the amount of the 2012 Business Revenue and a reasonably detailed computation of such amount.

(d) The Heldback Amount will be deposited by wire transfer of immediately available funds into an escrow account established under the Escrow Agreement and will be held and distributed in accordance with the terms of the Escrow Agreement to pay for the procurement of the components identified on Schedule 1.3(d) (“Unique Components”) which are required for the manufacture of up to 1,000 electro-mechanical devices related to the Business.   If Purchaser is not able to sell all of such electro-mechanical devices within the 12 month period after September 15, 2011, the remainder of the Heldback Amount in the escrow account will be released to Purchaser to pay the obligation related to the Unique Components.  If Purchaser is not able to sell all of such electro-mechanical devices by September 29, 2013, then the principal amount of the Holdover Note will be reduced by an amount equal to (A) $95,392 multiplied by (B) the proportionate amount of such unsold devices.

(e) The Purchaser shall pay to Seller $750,000 of the Cash Payment (“Closing Day Cash Payment”) in cash at the Closing and the remaining portion of the Cash Payment, as adjusted pursuant to Section 1.3(a)(i), on October 3, 2011 by wire transfer of immediately available funds to the account specified by Seller in writing. However, Purchaser shall not be in default of this Agreement if any wire transfer is delayed due to reasons beyond the control of Purchaser provided that all wire transfers must be completed by the end of the business day on October 4, 2011 (the “Delayed Wires”).  In no event shall the Delayed Wires exceed a total of $500,000.

Section 1.4 Allocation of Purchase Price.  Seller and Purchaser agree that the Purchase Price shall be allocated among the Purchased Assets for all purposes as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Purchaser and delivered to Seller within thirty (30) business days after the Closing Date.  For a period of ten (10) business days after Purchaser provides the Allocation Schedule to Seller, Seller shall have the opportunity to review and comment on the Allocation Schedule. If Seller notifies Purchaser in writing that Seller objects to one or more items reflected in the Allocation Schedule, Purchaser and Seller shall negotiate in good faith to resolve such dispute; provided, however, that if Purchaser and Seller are unable to resolve any dispute with respect to the Allocation Schedule within ten (10 business days after the end of 10 business day review and comment period, such dispute shall be referred to an impartial, nationally recognized firm of independent certified public accountants (the “Auditor”), as mutually agreed to by Purchaser and Seller, for resolution as promptly as practicable. The Allocation Schedule as so agreed to or determined by the Auditor shall be conclusive and binding upon the parties, and the parties agree that that all tax returns (including IRS Form 8594) and all financial statements of the parties shall be prepared in a manner consistent with (and the parties shall not otherwise file a tax return or take any tax position inconsistent with) the such Allocation Schedule. The fees and expenses of the Auditor shall be borne equally by Purchaser and Seller.

Section 1.5 Assumption of Seller Liabilities.  Subject to the terms and conditions set forth herein, Purchaser shall assume and agree to pay, perform and discharge only the following liabilities of Seller (collectively, the “Assumed Liabilities”):

(a) all obligations and liabilities arising and accruing after the Closing Date from the Customer Accounts and Assigned Contracts, including the amount of commissions due and payable to employees of Seller as set forth on Schedule 1.5(a); and

(b) trade accounts payable of Seller to third parties in connection with the Business that are reflected on the Latest Balance Sheet or arose in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet.

Section 1.6 Excluded Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume and shall not be responsible to pay, perform or discharge any liabilities of Seller of any kind or nature whatsoever (the “Excluded Liabilities”), and the Seller shall remain responsible for all such Excluded Liabilities.  Without limiting the generality of this Section 1.6 and notwithstanding any other provision hereof, the Excluded Liabilities shall include, but not be limited to, the following:

(a) Any liability of Seller arising from, or in connection with, the conduct of the Business prior to Closing or the ownership of the Purchased Assets by Seller prior to the Closing, including, without limitation, any such liabilities arising by reason of any violation or claimed violation by Seller, by acts or events or omissions arising or occurring prior to the Closing, of any federal, state or local law, rule, regulation, ordinance or any requirement of any governmental body;

(b) Except for any liability set forth on Schedule 1.6(b) that is reflected on the Latest Balance Sheet or arose in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, any liability of Seller related to or arising out of the Excluded Assets;

(c) Any liability of Seller for any Taxes;

(d) Any liability for any present or former employees, agents or independent contractors of Seller, including, without limitation, any liabilities associated with any claims for wages or other benefits, severance, termination or other payments; and

(e) Any liability under any Benefit Plan (later defined), including without limitation, any employee benefit plan of or sponsored by Seller, any 401K plan or any other “employee pension benefit plan” as defined in Section 3(2) of ERISA (later defined).

Section 1.7 Closing.  Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (“Closing”) shall be held by the exchange of documents by mail or other delivery services or electronic delivery of documents and/or funds or at the offices of Messerli & Kramer P.A. on the date hereof, or at such other place and on such date as the Seller and Purchaser shall agree. The date on which the Closing occurs is referred to as the “Closing Date.”  The Closing shall be deemed to occur as of 12:01 a.m., Rhode Island time, on the date hereof.

SECTION 2.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Purchaser and Parent that the statements contained in this Section 2 are true and correct as of the date hereof.

Section 2.1 Organization and Qualification.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Rhode Island and has full limited liability company power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or as such business is currently conducted.  Seller has no subsidiaries.

Section 2.2 Authority.  Seller has full limited liability company power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Seller pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each such other agreement, document and instrument by Seller has been duly and validly authorized and approved by all necessary action on the part of Seller and no other action on the part of Seller or its members is required in connection therewith.  This Agreement and each agreement, document and instrument to be executed and delivered by Seller pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Seller, each enforceable in accordance with their respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar laws of general application affecting creditors’ rights or by the application by a court of equity principles.

Section 2.3 No Conflicts; Consents.  The execution, delivery and performance by Seller of this Agreement and each such agreement, document and instrument to be executed and delivered by Seller pursuant to this Agreement (a) does not and will not violate any foreign, federal, state, local or other laws, regulations or ordinances applicable to Seller; (b) does not or will not violate any term or provision of Seller’s certificate of formation, operating agreement or other organizational documents of Seller; and (c) does not and will not result in a breach of, constitute or result in a default under, accelerate any obligation under or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which Seller is a party or by which the Purchased Assets are bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Purchased Assets. Except as set forth on Schedule 2.3, no consent or waiver by, approval of, or designation, declaration or filing with, or notice to, any governmental or public body or authority, any lender or lessor or any other person or entity is required by or in connection with the execution, delivery and performance by Seller of this Agreement and each agreement, document and instrument to be executed and delivered by Seller pursuant to this Agreement.

Section 2.4 Financial Statements.   Complete copies of the audited financial statements consisting of the balance sheet of Seller as of December 31 in each of years 2008, 2009 and 2010 and the related statements of income and members’ equity and cash flow for the years then ended (the “Audited Financial Statements”), and the unaudited financial statements consisting of the balance sheet as of August 31, 2011 (the “Latest Balance Sheet”) and the related statements of income and cash flow for the period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Purchaser. The Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially those presented in the Audited Financial Statements). The Financial Statements are based on the books and records of Seller, and fairly present the financial condition of Seller as of the respective dates they were prepared and the results of operations and cash flows of Seller for the periods indicated. Seller maintains a standard system of accounting, established and administered in accordance with GAAP.

Section 2.5 Revenues and Customer Accounts.    The information contained in Schedule 1.1(d) is true and accurate in all material respects.  Except as set forth in Schedule 2.5, Seller has not received any notice from any customer of the Business that the customer has terminated or intends to terminate its account or materially reduce the level of orders or services associated therewith after the Closing, or of any dispute with respect its account.  Seller does not have actual knowledge of any fact which reasonably can be expected in the future to cause Seller to be in default under any Customer Account. All written customer contracts are valid and enforceable in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance and other similar laws relating to or affecting creditors’ rights generally and general equitable principles, and, except for such contracts listed on Schedule 2.3, are assignable without consent.  Seller has not received and holds no security deposits or escrow deposits from any of its customers. Except as set forth in Schedule 2.5, Seller is not servicing, and has not for at least twelve (12) months prior to the date hereof, serviced any customer who is a party to a Customer Account for any period on a charge-free basis. Except as set forth in Schedule 1.1(c), Seller invoices the Customer Accounts consistent with any written customer contracts to the extent applicable and invoices all other customers on a basis consistent with customary industry practices.  Except as set forth in Schedule 2.5, Seller is not presently offering, and has not, within the last twelve (12) months, offered any discount or allowance to any customer, including early payment discounts.

Section 2.6 Accounts Receivable.  The Accounts Receivable reflected on the Interim Financial Statements and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller in the ordinary course of business consistent with past practice; (b) except as set forth in Schedule 2.6, are valid, undisputed claims and are not subject to known counterclaims or setoffs, and (c) are fully collectible in accordance with their terms, except to the extent of any bad debt reserves shown on the Interim Financial Statements. The reserve for bad debts shown on the Latest Balance Sheet or, with respect to Accounts Receivable arising after the date of the Latest Balance Sheet, on the accounting records of Seller have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of notes.  Seller has provided to Purchaser a complete and accurate list of all Accounts Receivable of Seller as of the date of the Latest Balance Sheet, which list sets forth the aging of such Accounts Receivable.

Section 2.7 Title to Assets.   Except as set forth in Schedule 2.7, Seller has good and marketable title to, or a valid leasehold interest in, the Purchased Assets.  None of the Purchased Assets is subject to any mortgage, pledge, lien, conditional sales agreement, security interest, encumbrance or other charge, except for the security interest granted to Bank of America that will be discharged at closing. All of the personal property included in the Purchased Assets that are currently in use are in good repair and operating condition. The Purchased Assets, together with those assets identified on Schedule 2.7 that are not owned by Seller, are the only assets used in or, in Seller’s belief, necessary to operate, the Business as currently conducted. None of the Excluded Assets are material to the Business.

Section 2.8 Assigned Contracts.  Descriptions of the Assigned Contracts, including the terms and conditions of any oral Assigned Contract, in Schedule 2.8 are true, correct and complete. Complete and correct copies of each Assigned Contract (including all amendments, extensions or other modifications thereto and waivers thereunder as of the date hereof) have been made available to Purchaser. Except as set forth on Schedule 2.8, to Seller’s Knowledge, each Assigned Contract is valid and enforceable in accordance with their respective terms, in full force and effect, and transferable without the consent of any party thereto, or any required consent has been obtained. Except as set forth in Schedule 2.5, none of the Assigned Contracts have been terminated. No notice has been given by any party thereto of any alleged breach or default by any party thereunder, and Seller is not aware of any intention or right of any party to declare another party to any of the Assigned Contracts to be in breach of or in default or otherwise to demand a refund. Seller is not in default under any of the Assigned Contracts, and, to Seller’s Knowledge, no event or circumstance exists that, with notice or lapse of time or both, that would constitute a default thereunder or result in a termination thereof. This Agreement and the transactions contemplated hereby will not give rise to a default under the “select escrow agreements” listed in Schedule 2.9(a). For purposes of this Agreement, “Seller’s Knowledge” shall mean actual knowledge of any governor, senior executive officer, executive committee member or manager of Seller after due and diligent inquiry of all relevant employees, consultants and advisors of Seller.

Section 2.9 Intellectual Property.

(a) Schedule 2.9(a) lists all Purchased Intellectual Property. The Purchased Assets include all Purchased Intellectual Property that is, individually or in the aggregate, material to the Business.  Except as set forth on Schedule 2.9(a), Seller is the sole owner of and possesses all right, title and interest in and to the Purchased Intellectual Property, free and clear of mortgages, pledges, liens, conditional sales agreements, security interests, encumbrances or other charges. Except as set forth in Schedule 2.9(a), Seller has not granted to any person any license or sublicense, option, consent, right of first or last offer, or negotiation or other rights or authority in or to any of the Purchased Intellectual Property. Seller is in full compliance with all legal requirements applicable to the Purchased Intellectual Property and Seller’s ownership and use thereof. Except as set forth on Schedule 2.9(a), all users of Purchased Intellectual Property are mere licensees and have no right or claim to ownership of the Purchased Intellectual Property.

(b) Schedule 2.9(b) lists all Intellectual Property Licenses. Seller has provided Purchaser with true and complete copies of all of such Intellectual Property Licenses. Seller is not in default under any Intellectual Property Licenses.

(c) Except as set forth in Schedule 2.9(b), no interference actions or other judicial or adversary proceedings, or other disputes, concerning the Purchased Intellectual Property and Intellectual Property Licenses are outstanding or pending and, to Seller’s Knowledge, no such action or proceeding is threatened. Except as set forth in Schedule 2.9(b), Seller has the right and authority to use the Purchased Intellectual Property and Intellectual Property Licenses in connection with the conduct of the Business in the manner presently conducted and has not received notice, and has no reason to believe, that such use conflicts with, infringes upon or violates any rights of any other person, firm or corporation.

(d) Seller has taken all actions it reasonably believes are necessary to maintain and protect each item of Purchased Intellectual Property. Seller has taken reasonable measures to safeguard the confidentiality and value of all Purchased Intellectual Property comprising trade secrets or other confidential information.

(e) Schedule 2.9(e) lists all licenses, sublicenses and other agreements pursuant to which Seller grants rights or authority to any person with respect to any Purchased Intellectual Property or Intellectual Property Licenses. Seller has provided Buyer with true and complete copies of all of such agreements. All such agreements are valid, binding and enforceable between Seller and the other parties thereto. To Seller’s Knowledge, no person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any of the Purchased Intellectual Property.

(f) For all purposes of this Agreement, the definitions set forth below shall apply:

(g)  “Purchased Intellectual Property” means all Intellectual Property that is owned by Seller and used in the conduct of the Business as currently conducted.

(i)  “Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other persons grant Seller rights or interests in or to any Intellectual Property that is used in or , in Seller’s belief, necessary for the conduct of the Business as currently conducted.

(ii)  “Intellectual Property” means all intellectual property or other proprietary rights of every kind throughout the world, both domestic and foreign, including all inventions and improvements thereon, Patents, Trademarks, Domain Names, Trademark Rights, Copyrights, Technology and trade secrets and Seller’s name “ADI Time.”

(iii)  “Patents” means the United States patents and patent applications, including any continuations, divisionals, continuations in part, or reissues of patent applications and patents issuing thereon and any past, present or future claims or cause of action arising out of or related to any infringement or misappropriation of any of the foregoing.

(iv)  “Trademarks” means the trademark registrations and applications for trademark registration, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, and any past, present or future claims or cause of action arising out of our related to any infringement or misappropriation of any of the foregoing.

(v) “Domain Names” means the internet domain names and all registrations, applications and renewals related to the foregoing.

(vi)  “Trademark Rights” means all common law rights in the United States in trade names, corporate names, logos, slogans, designs, trade dress, and unregistered trademarks and service marks, together with all translations, adaptations, derivations and combinations thereof, and the goodwill associated with any of the foregoing.

(vii) “Copyrights” means all copyrightable works, and all United States and foreign registered copyrights and applications, registrations and renewals therefore, and any past, present or future claims or cause of actions arising out of or related to any infringement or misappropriation of any of the foregoing,.

(viii) “Technology” means, collectively, all designs, formulae, algorithims, procedures, methods, techniques, now-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by, or are used in the design, used in the development, used in the reproduction, used in the maintenance or used in the modification of any of products or services developed, manufacture, marketed or sold in connection with the business.

Section 2.10 Employees.  Copies of allowable documents under applicable law from the personnel files for employees of Seller (“Employees”) have been delivered to Purchaser. Schedule 2.10 includes all written agreements (including but not limited to employment agreements, deferred compensation agreements, and bonus agreements) between Seller and the Employees.  Seller is not delinquent in payments to any of the employees of the Seller, including the Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees.  Upon termination of the employment of any Employees, Purchaser will not by reason of anything done prior to the Closing be liable to any of Employees for “severance pay” or any other payments. To Seller’s Knowledge, Seller is in material compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment and wages and hours.  To Seller’s Knowledge, there are no charges of employment or age discrimination, sexual harassment or unfair labor practices, claims by the Employees against Seller or strikes, slowdowns, stoppages of work or any other concerted interference with normal operations existing, pending or threatened against or involving Seller.  No grievance which might have a material adverse effect on the Business has been asserted.  There is no collective bargaining agreement in effect or contemplated to be in effect by Seller for the Employees.

Section 2.11 Products and Product Warranties. Except as set forth in Schedule 2.11, Seller owns all of the tools, dies and specifications for, and all intellectual property and other rights to manufacture and sell, all timeclocks and other products sold as Seller’s products.  There are no breach of warranty claims currently pending, or to Seller’s Knowledge, to be asserted regarding any product sold, leased or delivered or services rendered by Seller.

Section 2.12 Product Liability.  To Seller’s Knowledge, Seller has no liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against it giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold, leased or delivered or services rendered by Seller.

Section 2.13 Litigation.  Except as set forth on Schedule 2.13, there are no suits, actions or administrative, arbitration or other proceedings or governmental investigations pending or threatened against or relating to Seller or the Purchased Assets.  Except as set forth on the Schedule 2.13, Seller is not otherwise engaged as a party in any suit, action or administrative, arbitration or other proceeding.  Seller has not entered into or been subject to any consent decree, compliance order or administrative order with respect to any of the Purchased Assets or the Business.  Seller has not received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim with respect to the Purchased Assets or the Business.  Seller has not been named by the U.S. Environmental Protection Agency or a state environmental agency as a potentially responsible party (or similar designation under applicable state law) in connection with any site at which hazardous substances, hazardous materials, toxic substances, oil or petroleum products have been released or are threatened to be released.

Section 2.14 Absence of Undisclosed Liabilities.  Except as set forth in Schedule 2.14, to Seller’s Knowledge, Seller has no indebtedness, liabilities or obligations of any nature or kind, whether accrued, absolute, contingent or otherwise, whether due or to become due, and regardless of when asserted, relating to products or services provided by Seller, other than (a) those which are adequately reflected or reserved against in the Latest Balance Sheet and (b) those which have been incurred in the normal course of business consistent with past practice after the date of the Latest Balance Sheet and which are not, individually or in the aggregate, material in amount.

Section 2.15 Taxes.  After Closing and as a result of the transactions contemplated by this Agreement, Purchaser will not be responsible or liable for any federal, state and local income, profits, gross receipts, franchise, sales, use, occupation, real or personal property, value-added, ad valorem, withholding, social security, payroll, excise and other taxes, charges, levies, tariffs, duties, liabilities, assessments, fees and governmental charges (including for any interest, penalties or other expenses related thereto) (collectively, “Taxes”) related to Seller’s pre-Closing operations, nor will Seller or the Purchased Assets be subject to any lien or other claim by any federal, state or local governmental authority relating to any such Taxes.  No tax audit, actions, suit, proceeding or claim is now pending or, to Seller’s Knowledge, threatened against Seller or the Purchased Assets.

Section 2.16 Absence of Certain Changes.  Except as provided in any Schedule hereto, since December 31, 2010, there has not been:

(a) any change in the condition (financial or otherwise), properties, assets, liabilities, business, prospects or operations of Seller which change, by itself or in conjunction with all other such changes, has been or is likely to be materially adverse with respect to Seller’s Business, the value of the Purchased Assets or the ability of Seller to consummate the transactions contemplated hereby;

(b) any purchase, sale, license or other disposition, or any agreement or other arrangement for the purchase, sale, license or other disposition, of any part of the Purchased Assets other than purchases and sales in the ordinary course of business;

(c) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the Purchased Assets or Seller in excess of $5,000 per single occurrence;

(d) any mortgage or pledge of any of the Purchased Assets or any waiver of any rights with respect to any of the Purchased Assets or the Business;

(e) any acceleration, termination, modification or cancellation of any agreement, contract, lease or license (or series of related agreements, contracts, leases or licenses) involving more than $10,000 to which Seller is a party or by which it is bound and which is an Assigned Contract or is related to the Business;

(f) any material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(g) any material change in cash management practices and polices, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue, and acceptance of customer deposits; or

(h) any agreement or understanding, whether in writing or otherwise, for Seller to take any of the foregoing actions, or any action or omission that would result in any of the foregoing.

Section 2.17 Compliance with Laws.  Seller is not in material violation of any laws, rules or regulations which apply to the conduct of Seller’s Business or properties which violation has had or may be expected to have a material adverse effect on the Purchased Assets or Seller’s business, financial condition or results of operations.  There has never been any citation, fine or penalty imposed, asserted or threatened against Seller under any foreign, federal, state, local or other law or regulation relating to employment, immigration, occupational safety, zoning or environmental matters and Seller is not aware of any circumstances, occurrences or conditions likely to result in the imposition or assertion of such a citation, fine or penalty, nor has Seller received any notice to the effect that Seller is in violation of any such laws or regulations

Section 2.18 Employee Benefit Plans.   After Closing and as a result of the transactions contemplated by this Agreement, Purchaser will not be responsible or liable for any payments or other obligations of Seller related to any employee benefit plans, as that term is defined in Section 3(3) of ERISA, and fringe benefit plans, as that term is defined in Section 6039D(d) of the Code, which now are or ever have been maintained by Seller (or any subsidiary of Seller) or to which Seller (or any subsidiary of Seller) now has or has ever had an obligation to contribute (the “Employee Benefit Plans”).

Section 2.19 Insurance.  The Purchased Assets and operations of Seller’s Business are insured to the extent disclosed in the Schedule 2.19 hereto, including general liability and errors and omissions insurance policies.  All such present policies of insurance are in full force and effect, all premiums with respect thereto are currently paid and Seller is in compliance with the terms thereof.

Section 2.20 Finders’ Fees.   Neither Seller nor its members has incurred or will incur or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

Section 2.21 Completeness.   No representation, warranty or statement contained in this Agreement and in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements stated therein, in light of the circumstances in which they are made, not misleading.

SECTION 3.

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PARENT

Each of Purchaser and Parent represents and warrants to Seller that the statements contained in this Section 3 are true and correct as of the date hereof.

Section 3.1 Organization.             Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 3.2 Authority.  Purchaser has full limited liability company power and authority, and Parent has full corporate power and authority, to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Purchaser and Parent, as applicable, pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each such other agreement, document and instrument to which the Purchaser or Parent is a party have been duly and validly authorized and approved by all necessary action on the part of Purchaser and Parent, as applicable, and no other action on the part of Purchaser and Parent, as applicable, is required in connection therewith.  This Agreement and each agreement, document and instrument to be executed and delivered by Purchaser and Parent pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of each of Purchaser and Parent, as applicable, enforceable against Purchaser and Parent in accordance with their respective terms, except to the extent that enforcement is limited by bankruptcy, insolvency, moratorium, conservatorship, receivership or similar laws of general application affecting creditors’ rights or by the application by a court of equity principles.

Section 3.3 No Conflicts; Consents.   The execution, delivery and performance by Purchaser and Parent of this Agreement and each such agreement, document and instrument to be executed and delivered by them pursuant to this Agreement (a) does not and will not violate any foreign, federal, state, local or other laws, regulations or ordinances applicable to Purchaser or Parent; and (b) does not or will not violate any term or provision of the organizational documents of Purchaser or Parent. No consent or waiver by, approval of, or designation, declaration or filing with, or notice to, any governmental or public body or authority or any other person or entity is required by or in connection with the execution, delivery and performance by Purchaser or Parent of this Agreement and each agreement, document and instrument to be executed and delivered by Purchaser and Parent pursuant to this Agreement.

Section 3.4 Litigation.   There is no pending action, suit, investigation or proceeding that has been commenced against Purchaser or Parent that challenges or may have the effect of preventing, delaying or otherwise interfering with the transactions contemplated hereby.  To Purchaser’s and Parent’s knowledge, no such suit, investigation or proceeding has been threatened.

Section 3.5 Finders’ Fees.  Neither Purchaser nor Parent has incurred or will incur or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

SECTION 4.

CLOSING DELIVERABLES

Section 4.1 Deliveries of Seller at Closing.   Unless otherwise specifically set forth herein, at the Closing, Seller shall deliver to Purchaser the following:

(a) Possession of the Purchased Assets;

(b) A bill of sale in the form of Exhibit B hereto (“Bill of Sale”) and duly executed by Seller, conveying free, clear and unencumbered title to the tangible personal property included in the Purchased Assets to Purchaser;

(c) An assignment and assumption agreement in the form of Exhibit C hereto (”Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Purchaser of the Purchased Assets and Assumed Liabilities;

(d) Such documents of assignment and transfer duly executed by Seller (the “Intellectual Property Assignments”), transferring all of Seller’s right, title and interest in and to any of Purchased Intellectual Property and Intellectual Property Licenses to Purchaser;

(e) A limited power of attorney in the form of Exhibit D hereto and duly executed by Seller;

(f) The consent to assignment for that certain lease agreement with South Office Crossings, LLC;

(g) Within fifteen (15) days following Closing, ehttp://www.innercitytennis.org/programs.htmlvidence of filing of UCC-3 termination statements with respect the security interest securing the obligations under the Bank of America loan;

(h) Non-competition and non-solicitation agreements in the form of Exhibit E hereto (“Non-Competition Agreements”), duly executed by those members of Seller listed on Schedule 4.1(h);

(i) An escrow agreement among Purchaser, Seller and the entity designated to serve as escrow agent (the “Escrow Agreement”), duly executed by Seller;

(j) A written statement setting forth the amount of Seller’s cash and cash equivalents as of 11:59 p.m., Rhode Island time, on September 30, 2011 (“Closing Cash”), certified by the Chief Executive Officer of Seller;

(k) Resolutions duly adopted by the members of Seller, authorizing the execution, delivery and performance of this Agreement, such other agreement, document and instrument required to be delivered pursuant to the Agreement to which Seller is a party, and the transactions contemplated hereby and thereby, certified by a duly authorized officer;

(l) The certificate of the Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the other agreements, documents and instruments to be delivered pursuant to this Agreement; and

(m) Such other documents, certificates or instruments as Purchaser or Parent reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 4.2 Deliveries of Purchaser at Closing.  At the Closing, Purchaser shall deliver the Heldback Amount to the escrow agent pursuant to the Escrow Agreement and shall deliver to Seller the following:

(a) The Closing Day Cash Payment;

(b) The Holdover Note executed by Purchaser and payable to Seller in the aggregate principal amount of $1,095,392;

(c) A guaranty in the form of Exhibit F hereto (“Guaranty”) and duly executed by Parent;

(d) The Assignment and Assumption Agreement duly executed by Purchaser;

(e) The Non-Competition Agreements duly executed by Purchaser and Parent;

(f) The Escrow Agreement duly executed by Purchaser;

(g) Resolutions duly adopted by the board of directors of Parent and the sole member of Purchaser, each authorizing the execution, delivery and performance of this Agreement, such other agreement, document and instrument required to be delivered pursuant to the Agreement to which Parent or Purchaser is a party, and the transactions contemplated hereby and thereby, certified by a duly authorized officer of Parent and Purchaser;

(h) The certificate of the Secretary (or equivalent officer) of each of Purchaser and Parent certifying the names and signatures of the officers of Purchaser and Parent authorized to sign this Agreement and the other agreements, documents and instruments to be delivered pursuant to this Agreement; and

(i) Such other documents, certificates or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

SECTION 5.

SURVIVAL OF REPRESENTATIONS AND

WARRANTIES AND INDEMNIFICATION

Section 5.1 Survival of Representations and Warranties.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing for a period of twenty-four (24) months after the Closing Date; provided, that the representations and warranties in Section 2.1, Section 2.2, Section 2.20, Section 3.1, Section 3.2, and Section 3.5 shall survive indefinitely, and the representations and warranties in Section 2.15 and Section 2.18 shall survive for the full period of all applicable statute of limitations or tolling period with respect to the matter at issue.  All covenants and agreements of the parties contained herein (including, but not limited to, Seller’s obligations under Section 5.2 hereof) shall survive for a period of 24 months after the Closing Date. Notwithstanding the above limitations, indemnification for matters fraudulently concealed by any party hereto shall extend indefinitely or until the applicable statute of limitations or tolling period.

Section 5.2 Indemnification by Seller.  Subject to the terms and conditions contained in this Section 5, Seller covenants and agrees to defend, indemnify and hold harmless Purchaser, Parent and their respective officers, directors, affiliates, employees, agents, advisors and representatives (collectively, the “Purchaser Indemnitees”) from and against, and pay or reimburse the Purchaser Indemnitees for any and all claims, demands, losses, damages, liabilities, strict liabilities, obligations, fines, costs and expenses (including interest and penalties with respect thereto and reasonable attorneys’ fees and out-of-pocket expenses and costs of investigation), or other damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims) fixed or contingent, liquidated or unliquidated, matured or unmatured and all demands, assessments, judgments (collectively, “Losses”), resulting from or arising out of:

(a) any inaccuracy of any representation or warranty when made or deemed made by Seller herein;

(b) Seller’s conduct of the Business or ownership of the Purchased Assets prior to the Closing Date not assumed within the Assumed Liabilities;

(c) any act of fraud related to this Agreement;

(d) any failure of Seller to perform any covenant or agreement hereunder on a timely basis, to the extent that such failure to perform is not cured by Seller within ten (10) business days of receipt of written notice thereof from Purchaser;

(e) any Excluded Asset or any third party claim or other liabilities arising from any Excluded Asset  or from the Business prior to the Closing Date;

(f) any Excluded Liability, or any third party claim or other liabilities arising from the Business prior to the Closing Date;

(g) any severance or other obligation due to any employee or former employee of Seller, including those arising out of the Closing or as a consequence of this Agreement or Purchaser’s election not to hire any employee of Seller;

(h) any non-compliance by Seller with any applicable fraudulent transfer;

(i) any and all liabilities for Taxes owed by Seller;

(j) the threatened litigation listed on Schedule 2.13; and

(k) all actions, suits, proceedings, demands, assessments or judgments (including all reasonable attorney fees and expenses) incident to any of the foregoing.

Section 5.3 Reimbursement.  If a Purchaser Indemnitee has a claim for indemnification under Section 5.2, the Purchaser Indemnitee will deliver prompt written notice to Seller stating in reasonable detail the nature and basis for such claim and the amount, to the extent known, of such claim. The failure to give such prompt notice shall not, however, relieve the Seller of its indemnification obligations, except and only to the extent that the Seller forfeits rights or defenses by reason of such failure. If the Seller disputes the claim for indemnification, it shall notify the Purchaser Indemnitee within 30 days after delivery of the notice of such claim by Purchaser Indemnitee, and the Seller and Purchaser Indemnitee will proceed in good faith to negotiate a resolution of such dispute. If the dispute is not resolved within 30 days after the commencement of negotiations, either Seller or the Purchaser Indemnitee may initiate litigation in accordance with Section 7.3. If the Seller does not dispute such claim for indemnification, the Seller will pay the amount of Loss to the Purchaser Indemnitee.  Subject to Section 5.4, Seller will pay the amount of any Loss incurred by the Purchaser Indemnitee within 10 days following the determination of Seller’s liability for and the amount of such Loss (whether such determination is made pursuant to the procedures set forth under this Section 5.3, by agreement between the Seller and the Purchaser Indemnitee or by final adjudication).

Section 5.4 Holdback; Set-Off.  After satisfaction of the requirements of Section 5.3, a Purchaser Indemnitee will recoup all or any part of any Loss incurred by the Purchaser Indemnitee, first, by offsetting up to $1,000,000 of principal or interest due and payable by Purchaser to Seller under the Holdback Note and then by reimbursement from Seller pursuant to Section 5.3. If a Purchaser Indemnitee has delivered notice of a claim for indemnification in good faith pursuant to Section 5.3 in respect of Losses estimated by Purchaser Indemnitee to be in excess of $500,000 and such claim has not been finally resolved or agreed to on or before any required payment date under the Holdback Note, the failure of Purchaser to make the required payment of principal and interest on the Holdback Note when due will not constitute an event of default under the Holdback Note or the Guaranty. If a Purchaser Indemnitee has delivered notice of a claim for indemnification in good faith pursuant to Section 5.3 in respect of Losses estimated by Purchaser Indemnitee to be $500,000 or less and such claim has not been finally resolved or agreed to on or before any required payment date under the Holdback Note, then Purchaser Indemnitee shall have the right to hold back payment of 150% of the amount of the estimated claim (the “Holdback Claim”) and pay the remainder of the principal, if any, as required under the Holdback Note. The failure of Purchaser to pay the Holdback Claim on the applicable payment date under the Holdback Note will not constitute an event of default under the Holdback Note or the Guaranty.

Section 5.5 Indemnification by Parent and Purchaser.  Parent and Purchaser covenant and agree to defend, indemnify and hold harmless Seller, its officers, directors, employees, agents, advisors and representatives and members (collectively, the “Seller Indemnitees”) from and against, and pay or reimburse Seller Indemnitees for all Losses resulting from or arising out of:

(a) any inaccuracy of any representation or warranty when made or deemed made by Purchaser or Parent herein;

(b) any act of fraud related to this Agreement;

(c) any failure of Purchaser or Parent to perform any covenant or agreement hereunder on a timely basis, to the extent that such failure to perform is not cured by Purchaser or Parent, as applicable,  within thirty (10) business days of receipt of written notice thereof from Seller;

(d) any of the Assumed Liabilities;

(e) Purchaser’s or Parent’s operation of the Purchased Business or ownership of the Purchased Assets after the Closing Date; and

(f) all actions, suits proceedings, demands, assessments or judgments (including all reasonable attorney fees and expenses) incident to any of the foregoing.

Section 5.6 Reimbursement.  If a Seller Indemnitee has a claim for indemnification under Section 5.5, the Seller Indemnitee will deliver prompt written notice to Purchaser stating in reasonable detail the nature and basis for such claim and the amount, to the extent known, of such claim. If the Purchaser disputes such claim for indemnification, it shall notify the Seller Indemnitee within 30 days after delivery of the notice of such claim by Seller Indemnitee, and the Purchaser and Seller Indemnitee will proceed in good faith to negotiate a resolution of such dispute. If the dispute is not resolved within 30 days after the commencement of negotiations, either Purchaser or the Seller Indemnitee may initiate litigation in accordance with Section 7.3. If the Purchaser does not dispute such claim for indemnification, the Purchaser will pay the amount of Loss to the Seller Indemnitee.  Purchaser will pay the amount of any Loss incurred by the Seller Indemnitee within 10 days following the determination of Purchaser’s liability for and the amount of such Loss (whether such determination is made pursuant to the procedures set forth under this Section 5.3, by agreement between the Purchaser and the Seller Indemnitee or by final adjudication).

Section 5.7 Matters Involving Third Parties.

(a) If any third party shall notify any party entitled to indemnification under Section 5 (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against the party from whom indemnification is claimed (the “Indemnifying Party”) under this Section 5, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party forfeits rights or defenses by reason of such failure.

(b) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim at the Indemnifying Party’s expense, with counsel of its choice reasonably satisfactory to the Indemnified Party, so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within twenty (20) business days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (C) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to materially adversely affect the business of the Indemnified Party, and (D) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 5.7(b) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld or delayed unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld or delayed unreasonably).

(d) In the event any of the conditions in Section 5.7(b) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate but only after the approval of the Indemnifying Party (which approval shall not be unreasonably withheld or delayed), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses incurred by the Indemnified Party), and (C) subject to the limitations contained in this Section 5, the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 5.

Section 5.8Limitations on Indemnification.

(a) Except as set forth in Section 5.8(c) below, Seller shall not be liable to Purchaser Indemnitees under this Agreement unless and until the aggregate amount of all Losses in respect of indemnification under Section 5.2 exceeds Fifty Thousand Dollars ($50,000) (the “Basket Amount”) after which Seller shall be liable only for such Losses in excess of the Purchaser Basket Amount. The maximum aggregate obligation of Seller with respect to all matters for which Purchaser Indemnitees may seek indemnification under this Agreement shall not exceed the Purchase Price.

(b) Except as set forth in Section 5.8(c)( below, Purchaser and Parent shall not be liable to Seller Indemnitees under this Agreement unless and until the aggregate amount of all Losses in respect of indemnification under Section 5.5 exceeds Fifty Thousand Dollars ($50,000) (the “Seller’s Basket Amount”) after which Purchaser and Parent shall be liable only for such Losses in excess of the Seller’s Basket Amount. The maximum aggregate obligation of Purchaser and Parent with respect to all matters for which Seller Indemnitees may seek indemnification under this Agreement shall not exceed the Purchase Price.

(c) The Basket Amount shall not apply to any claim made by Purchaser based upon the representations and warranties of Seller contained in Section 2.1, Section 2.2, Section 2.7, Section 2.15, Section 2.18, and Section 2.20.  The Seller’s Basket Amount shall not apply to any claim made by Seller based upon the representations and warranties of Purchaser or Parent contained in Section 3.1, Section 3.2, and Section 3.5.  Notwithstanding anything to the contrary contained herein, neither the Basket Amount nor the Seller’s Basket Amount shall apply to any indemnification claims resulting from a fraudulent breach by the Seller or Purchaser or Parent, as applicable, of any of their respective representations, warranties or covenants under this Agreement.

Section 5.9 Miscellaneous Indemnification Matters»

.  In determining the amount of any Losses suffered by an indemnitee for which it is entitled to payment or indemnification pursuant hereto or otherwise, there shall be taken into account any insurance proceeds or other amounts actually received by the indemnitee and attributable to or derived from such Loss.

SECTION 6.

COVENANTS AND AGREEMENTS

Section 6.1 Collection on Accounts Receivable.  On or after the Closing Date, Purchaser shall have the right and authority to collect for Purchaser’s account all receivables which constitute a part of the Purchased Assets. On and after the Closing Date, Seller shall promptly remit to Purchaser, or reimburse Purchaser for, all amounts, and endorse or remit to Purchaser the proceeds of all checks, drafts, notes, or other documents, received by Seller that should have otherwise been paid to Purchaser.

Section 6.2 Notice to Customer Accounts.  In order to promote the smooth transition of the Business and Customer Accounts to Purchaser after Closing, Seller shall cooperate with Purchaser in providing notice to each Customer Account advising each such Customer Account of the sale of the Business to Purchaser.

Section 6.3 Employee Matters.

(a) Seller acknowledges that Purchaser is not obligated to offer employment to any of Seller’s employees that do not meet Purchaser’s employment requirements and that all such hired employees shall be “at-will” employees.  All terms of employment for such employees shall be at the discretion of Purchaser and all benefits and other terms are subject to change as determined by Purchaser in its sole and absolute discretion.

(b) Seller acknowledges and agrees with Purchaser that Seller shall have responsibility for and shall remain liable for all compensation (except for commissions as provided below) and employee benefits for Seller’s employees through the close of business on the Closing Date, whether or not accrued on the books of Seller as of the Closing Date, including, but not limited to, accrued but unused vacation pay, sick leave, COBRA benefits, bonuses, severance, and fringe benefits, if any. Purchaser shall be responsible to pay, to the extent included in the Assumed Liabilities, the amount of commissions due and payable to employees of Seller as set forth on Schedule 1.5(a). For the purposes of this Agreement, “COBRA” shall mean health insurance continuation coverage as required by Section 4980B of the Code and Sections 601 through 609 of ERISA or as required by any applicable state law.

(c) On and after the Closing Date, Purchaser shall bear sole responsibility for instructing and supervising employees of Seller hired by Purchaser and shall be responsible for providing compensation and benefits to all employees of Seller hired by Purchaser for periods on and after the Closing Date during the respective periods of employment of such employees with Purchaser. On and after the Closing Date, Purchaser does not assume, and Seller shall remain fully responsible for, the payment of any compensation and employee benefits to any employees of Seller not hired by Purchaser, including any employee who fails to accept Purchaser’s employment offer.

Section 6.4 Non-Competition and Non-Solicitation.

(a) Seller covenants and agrees that for a period of two (2) years from the date hereof, Seller shall not, directly or indirectly, on its own behalf or on behalf of any other person or entity (other than Purchaser) (i) sell or assist in the sale of any product or service that is the same or substantially similar to the time and attendance software and management services sold or provided by the Business during the one (1) year period ending with the Closing Date; (ii) divert, attempt to divert, or assist in diverting any time and attendance software and management service business of Purchaser from Purchaser to any other person or entity; or (iii) solicit or hire any person who is or was an employee of Purchaser during the one (1) year period ending with the Closing Date.

(b) In the event of any breach of Section 6.4 by Seller,  in addition to, and not in lieu of any other remedies to which the non-breaching party may be entitled, Seller and Purchaser each agree that a breach of any covenant set forth in this 6.4 would result in irreparable injury, harm, and damage to the non-breaching party for which such party would have no adequate remedy at law, and Seller and Purchaser each further agree, in the event of any violation or breach of any provision of this 6.4, the non-breaching party shall be entitled to an immediate injunction and restraining order to prevent such violation or continuing violation, without having to prove damages, and any such violation may be enjoined through proper action filed in a court of competent jurisdiction.

(c) Seller and Purchaser each agree that all restrictions in this 6.4 are necessary and fundamental to the protection of the Business and the Purchased Assets, and are reasonable and valid, and all defenses to the strict enforcement hereof are hereby waived.  In the event any term, provision, or restriction is held to be illegal, invalid or unenforceable in any respect, such finding shall in no way affect the legality, validity or enforceability of all other provisions of this Section 6.4.  Purchaser and Seller each agree that any such unenforceable term, provision or restriction shall be deemed modified to the extent necessary to permit its enforcement to the maximum extent permitted by applicable law.

(d) The provisions of this 6.4 shall survive the termination or expiration of this Agreement for any reason or no reason.

SECTION 7.

MISCELLANEOUS

Section 7.1 No Waiver.  The failure of any party hereto at any time to require performance by any other party of any provision of this Agreement shall not affect the right of such party to require performance of that provision and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provisions, a waiver of the provision itself or a waiver of any right under this Agreement.

Section 7.2 Successors and Assigns.  No assignment by any party hereto shall be permissible without the written consent of the other parties hereto, and this Agreement and all representations, warranties, covenants and agreements contained herein shall be binding upon and inure to the benefit of the parties hereto and their authorized assigns and their respective successors, heirs and administrators.  At or after the Closing, all or any of the rights of Purchaser hereunder may be assigned as collateral security to any lender or lenders (including any agent for any such lender or lenders) providing financing to Purchaser, or to any assignee or assignees of any such lender, lenders or agent.

Section 7.3 Governing Law; Jurisdiction.  This Agreement is being delivered and is intended to be performed in the State of Delaware and shall be construed, interpreted, governed and enforced in accordance with the laws of that State. Each of the parties submits to the jurisdiction of the federal or state courts located in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby and agrees that all claims in respect of any such action or proceeding may be heard and determined by such tribunal. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Either party may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 7.5.

Section 7.4 Expenses.  Seller and Purchaser shall each pay their own expenses (including, but not limited to, fees and expenses of counsel) incurred in connection with the negotiation, preparation, execution and consummation of this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated or abandoned for any reason, without reimbursement from or by any other party hereto. Sales and other taxes resulting from the transfer of the Purchased Assets to Purchaser shall be paid by Seller.

Section 7.5 Notices.  All notices, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) when delivered by hand (with written confirmation of receipt); (b) when received if sent by a nationally recognized overnight delivery service (receipt requested); and (c) on the third day after the date mailed, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to the following address or to such other place and with such other copies as any party may designate as to itself by notice to the others:

If to Purchaser or Parent:                    Asure Software, Inc.
110 Wild Basin Road, Suite 100
Austin, Texas  78746
Attention:  CFO

With a copy to:                                    Messerli & Kramer P.A.
100 South Fifth Street
1400 Fifth Street Towers
Minneapolis, Minnesota  55402
Attention:  David Weigman, Esq.

If to Seller:                                             ADI Time, LLC
c/o David Ursillo
Rodio & Ursillo, Ltd
86 Weybosset Street
Providence, Rhode Island  02903

With a copy to:                                    Chace Ruttenberg & Freedman, LLP
One Park Row, Suite 300
Providence, Rhode Island  02903
Attention: Drew P. Kaplan, Esq.

Section 7.6 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, taken together, shall constitute one in the same instrument.  A facsimile signature page shall be deemed an original.

Section 7.7 Announcements and Communications.  Seller and Purchaser agree not to make any public announcement or furnish any information to the public or any third party concerning the financial or non-financial aspects of the transactions contemplated by this Agreement prior to or after Closing, unless such announcement or furnishing of information is agreed upon by all parties hereto or is necessitated by Securities and Exchange Commission rules and regulations, stock exchange rules,  federal securities laws or other applicable laws, as reasonably determined by counsel for the Purchaser and after consultation with Seller. Nothing contained herein shall prohibit or restrict communication by Purchaser to customers of the Business.

Section 7.8 Entire Agreement.  This Agreement, together with the Schedules, documents and instruments delivered pursuant to and specified in this Agreement, sets forth the entire agreement and understanding between the parties as to the subject matter hereof, and merges and supersedes all prior discussions, agreements and understandings of every and any nature between them, and no party shall be bound by any condition, definition, warranty or representation, other than as expressly set forth or provided for in this Agreement, or as may be, on or subsequent to the date hereof, set forth in writing and signed by the party to be bound thereby.  This Agreement may not be changed or modified, except by agreement in writing, signed by all of the parties hereto.

Section 7.9 Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to Purchaser or the Seller, upon any breach or default of Seller or of Purchaser, respectively, under this Agreement, shall impair any such right, power or remedy of such person nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

Section 7.10 Severability.  Unless otherwise provided herein, if any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the unenforceable provision shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely approximating the intention of the parties as expressed herein.

Section 7.11 Cumulative Remedies.  Except as otherwise specifically provided in this Agreement, all rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

Section 7.12 Time; Captions; Exhibits and Schedules.  Time is of the essence of this Agreement.  The captions contained in this Agreement in no way define, limit or extend any provision of this Agreement.  The Exhibits and Disclosure Schedules that are attached to this Agreement are a part of this Agreement and are incorporated herein by reference.

Section 7.13 Further Assurances.  The parties shall cooperate reasonably with each other and with their respective representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated herein.

Section 7.14 Construction.  This Agreement is to be deemed to have been prepared jointly by the parties hereto after arms-length negotiations, and any uncertainty or ambiguity existing herein shall not be interpreted against any party, but according to the application of the rules of interpretation of contracts.

Section 7.15 Third Party Beneficiaries.  Except as expressly provided in this Agreement, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PARENT

ASURE SOFTWARE, INC.

By: /s/ PATRICK GOEPEL
Name: Patrick Goepel
Title: Chief Executive Officer

PURCHASER

ADI SOFTWARE, LLC

By: /s/ PATRICK GOEPEL
Name: Patrick Goepel
Title: Chief Executive Officer

SELLER

ADI TIME, LLC

By: /s/ JOHN DIPIPPO
Name: John DiPippo
Title: Chief Executive Officer

[Signature page to Asset Purchase Agreement]